UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

DivX, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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DivX, Inc.

4780 Eastgate Mall

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 3, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders1 of DivX, Inc., a Delaware corporation (the “Company”). The meeting is to be held on Wednesday, June 3, 2009 at 10:00 a.m. local time at the Deutz Room of the Institute of the Americas, University of California, San Diego Campus, 10111 North Torrey Pines Road, La Jolla, CA 92037 for the following purposes:

1.	To elect as Class III directors to hold office until the 2012 Annual Meeting of Stockholders the following three nominees recommended by the Company’s Board of Directors: Fred Gerson, Jerry Murdock and Alex Vieux;

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm for the Company for its fiscal year ending December 31, 2009; and

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that the e-proxy process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact associated with our annual meeting. On or about April 17, 2009, we will be mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and vote online or by telephone. The Notice contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received the Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet in future years, if you received them by mail this year.

The record date for the annual meeting is April 6, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

David J. Richter Secretary

San Diego, California

April 15, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, you may vote your shares either: (i) over the Internet or by telephone; or (ii) if you received a paper copy of these materials, by signing, dating and returning the proxy card as promptly as possible in order to ensure your representation at the meeting. If you are receiving these proxy materials by mail, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

[1]	This event is not sponsored by UCSD or by the Institute of the Americas.

DivX, Inc.

4780 Eastgate Mall

San Diego, California 92121

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We have made these proxy materials available to you on the Internet because the Board of Directors of DivX, Inc. (sometimes referred to as the “Company” or “DivX”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares.

We intend to mail the Notice on or about April 17, 2009 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 27, 2009.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 6, 2009 will be entitled to vote at the annual meeting. On this record date, there were 32,419,032 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 6, 2009 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. To vote in person, come to the annual meeting and we will provide a ballot to you when you arrive. If you do not wish to vote in person or if you will not be attending the annual meeting, you can vote by proxy over the Internet, by mail or telephone by following the instructions provided in the proxy card that you may request from us.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 6, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice was forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of the three nominees recommended by our Board of Directors set forth in Proposal 1 to serve as Class III directors until our 2012 Annual Meeting of Stockholders; and

•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. You can vote by proxy over the Internet, by mail or telephone by following the instructions provided in the proxy card that you may request from us.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice and voting instructions from that organization rather than from us. Please follow the voting instructions provided by your broker, bank or other agent to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy card.

We provide Internet and telephone proxy voting to allow you to vote your shares online or via telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access or telephone calls, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 6, 2009.

What happens if I do not make specific voting choices?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares held in “street name” and you do not provide the organization that holds your shares with specific instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Who is paying for this proxy solicitation?

We will pay the entire cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. To ensure that all of your shares are voted, please vote over the Internet by following the instructions provided in the Notice, or if you are receiving a full set of printed copies of the proxy materials by mail, you may also vote by the Internet, by mail or by telephone. If some of your shares are held in “street name,” you should have received voting instructions from that organization rather than from us. Please follow the voting instructions provided by your broker, dealer or other similar organization to ensure that your vote is counted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are a stockholder of record, you may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date. You may also change your vote by attending the annual meeting in person. Your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. You may also send a timely written notice that you are revoking your proxy to DivX’s Secretary at 4780 Eastgate Mall, San Diego, California 92121, Attn: Secretary.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank regarding how to change your vote or revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 16, 2009, to DivX’s Secretary at 4780 Eastgate Mall, San Diego, California 92121, Attn: Secretary. If you wish to submit a proposal that is not to be included in next year’s proxy materials, or wish to nominate a director, you must do so by March 5, 2010 but no earlier than February 3, 2010. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. You may view our Bylaws by visiting our Internet website at http://investors.divx.com/documents.cfm.

How are votes counted?

Votes will be counted by the Inspector of Elections appointed for the meeting, who will separately count “For” and “Withhold” votes and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes with respect to proposals other than the election of directors. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

•

For the election of directors, the three Class III nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal No. 2, the ratification of Ernst & Young LLP as the independent registered public accounting firm for us, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 32,419,032 shares outstanding and entitled to vote. Thus, the holders of 16,209,517 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors presently has eight members and is divided into three classes, designated Class I, Class II and Class III. Each class has a three-year term. Unless the Board of Directors determines by resolution that any vacancies on the Board of Directors or newly created directorships shall be filled by stockholders, vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The term of office of the three Class III directors expires in 2009. Mr. Gerson, Mr. Murdock and Mr. Vieux are currently serving as members of our Board of Directors. Mr. Gerson and Mr. Murdock were each elected by our stockholders at the annual meeting of stockholders held on July 27, 2006. Mr. Vieux was appointed to serve as a director by our Board of Directors in March 2009 following recommendation by our Nominating and Corporate Governance Committee. If elected at the annual meeting, each of these nominees would serve until the 2012 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite directors and nominees for director to attend the annual meeting. Two of DivX’s directors attended the 2008 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by DivX’s management. Each person nominated for election has consented to be named in this proxy statement and agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2012 ANNUAL MEETING

Fred Gerson

Fred Gerson, age 58, has been a member of our Board of Directors since March 2005. Since July 2001, Mr. Gerson has been employed by the San Diego Padres, a major league baseball club, first as Senior Vice President & Chief Financial Officer and since April 2003 as Executive Vice President & Chief Financial Officer. Mr. Gerson was the interim Chief Financial Officer of Peregrine Systems, a provider of enterprise software, from May 2002 through July 2002, while maintaining his responsibilities with the Padres. His prior history includes CFO positions at Maxis, Marimba, Peter Norton Computing, each a software company, and the coin-operated games division of Atari, a gaming company. Mr. Gerson is a director of Burlington Assurance Exchange Society, Major League Baseball’s captive insurance entity and Authentify, Inc., a closely held software company. Mr. Gerson received an M.B.A. from New York University and a B.A. in Economics from Brooklyn College.

Jerry Murdock

Jerry Murdock, age 50, has been a member of our Board of Directors since October 2005. Since 1995, Mr. Murdock has served as a co-founder and managing director of Insight Venture Partners, a venture capital firm. Mr. Murdock currently serves on the boards of directors of CallWave, Inc. and Dorado Software, Inc., each a software company, Beatport LLC, an online music provider, and DriveCam, a driver risk management company. Prior to co-founding Insight Venture Partners in 1995, Mr. Murdock served as a director of Aspen Technology Group, a consulting firm that he founded. From 1980 to 1981, he worked at the Georgetown Center for Strategic & International Studies, a strategic insight and policy solutions organization. Mr. Murdock received a B.A. in Political Science from San Diego State University.

Alex Vieux

Alex Vieux, age 51, has been a member of our Board of Directors since March 2009. Since 2003 Mr. Vieux has served as chief executive officer of Red Herring, Inc., a media publishing company. He is also currently the chief executive officer of DASAR, Inc., a European incubator and conference company, a position that he has held since 1990. Mr. Vieux has held a position at the University of Paris Dauphine and the Université de Paris Sorbonne, lecturing on the development of the information technology industry. He served as president of the French Republic’s Infotech Commission between 1997 and 1999 and was a special advisor to the French Minister of Finance, Industry and Economics from 1991 until 1993. In 1985, Mr. Vieux served as a U.S. business correspondent for France’s leading daily newspaper, Le Monde, where he covered news and issues affecting the technology sector. Mr. Vieux is a graduate of the Institute d’Etudes Politiques and the French business school HEC. He also holds a law degree from the Université de Paris and an M.B.A. from Stanford University, where he was a Fulbright Scholar.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2010 ANNUAL MEETING

Christopher McGurk

Christopher McGurk, age 52, has been a member of our Board of Directors since January 2006. Since November 2006, Mr. McGurk has served as the Chief Executive Officer for Overture Films, a motion picture studio. Since May 2008, Mr. McGurk has also served as Chief Executive Officer for Anchor Bay Entertainment, an entertainment company primarily engaged in DVD distribution. From April 2006 to November 2006, Mr. McGurk served as Senior Advisor, New Ventures with IDT Entertainment, an entertainment company. From 1999 to 2005, Mr. McGurk served as Vice Chairman and Chief Operating Officer of Metro-Goldwyn-Mayer, an entertainment company. Mr. McGurk’s previous experience includes key management positions at Universal Pictures and Walt Disney Studios, each an entertainment company, Pepsico, a beverage company, and PriceWaterhouseCoopers, an accounting and consulting firm. Mr. McGurk serves on the board of directors of BRE Properties, a real estate investment trust. Mr. McGurk received an M.B.A. from the University of Chicago and a B.S. in Accounting from Syracuse University.

James C. Brailean, Ph.D

James Brailean, Ph.D, age 47, has been a member of our Board of Directors since July 2008. In 1998, Dr. Brailean co-founded Packet-Video, Inc., a multimedia communications company, where he has served as Chief Executive Officer since January 2002. Dr. Brailean has also served as the Chief Executive Officer of the Mobile Products Division of NextWave Wireless Inc., a mobile broadband and multimedia technology company since July 2005. Dr. Brailean also currently serves on the board of directors of NextWave Wireless, Inc. Prior to co-founding PacketVideo, Dr. Brailean was a principal staff engineer within Motorola Corporate Research and Development Laboratories in Chicago, Illinois, where he managed the Advanced Video Algorithm Group, which was responsible for the design and development of advanced video compression and imaging algorithms. Prior to his time at Motorola, Dr. Brailean worked as a communication system engineer for Hughes Aircraft, Space and Communications Group. Dr. Brailean received his doctorate of philosophy in electrical engineering from Northwestern University. He holds a M.S. in electrical engineering from the University of Southern California and a B.S. in electrical engineering from the University of Michigan.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2011 ANNUAL MEETING

Frank Creer

Frank Creer, age 45, has been a member of our Board of Directors since August 2000. Mr. Creer is a founder and Managing Director of Zone Ventures, an early stage venture capital fund founded in 1998. Mr. Creer was also a partner and founder of Wasatch Venture Fund, an early stage venture capital fund founded in 1994. He also worked for Bonneville Pacific Corp., a developer of co-generation power projects, where he developed both financial and economic feasibility studies for proposed power projects. In addition to DivX, Mr. Creer currently serves on the boards of directors of OnMeta, Inc., an entertainment content search company, emWare, Inc., an electronic device company, Vizional Technologies, Inc., a software company, and Zkey, a software company. He also serves on the board of directors of the Lassonde New Business Development Center at the University of Utah. He received a B.A. in Finance from the University of Utah in 1991.

Kevin C. Hell

Kevin Hell, age 45, has served as our Chief Executive Officer and as a member of our Board of Directors since October 2007. From July 2007 to October 2007, Mr. Hell served as our Acting Chief Executive Officer. Between 2002 and 2007, Mr. Hell held a number of management positions with us including Chief Marketing Officer and Managing Director, Chief Operating Officer, CXO for Partners and Licensing, and President. From July 2001 to May 2002, Mr. Hell served as Senior Vice President of Product Management in the Solutions Group of Palm, a handheld solutions company. From May 1999 to May 2001, Mr. Hell was Vice President of the Connected Home division and Vice President of Corporate Strategy at Gateway Computer, a personal computer manufacturing company. From May 1991 to May 1999, Mr. Hell worked in the Los Angeles office of the Boston Consulting Group, a management consulting firm. Mr. Hell received an M.B.A. from The Wharton School, and a master’s degree in Aeronautics and Astronautics and a B.S. in Mechanical Engineering from Stanford University.

Jérôme J.P. Vashisht-Rota

Jérôme J.P. Vashisht-Rota, age 34, is a co-founder of DivX and has been a member of our Board of Directors since August 2006. From February 2008 until February 2009, Mr. Vashisht-Rota served as our Vice President of Creative, Brand, and Community. From March 2007 to February 2008, Mr. Vashisht-Rota served as our Vice President of Media Experience. From November 2005 to March 2007, Mr. Vashisht-Rota served as our Director of Community Initiatives. From January 2005 to November 2005, Mr. Vashisht-Rota served as our Product Strategist. From February 2004 to January 2005, Mr. Vashisht-Rota served as our Product Manager. From March 2002 to February 2004, Mr. Vashisht-Rota served as our Codec Team Leader. From September 2001 to March 2002, Mr. Vashisht-Rota served as our DivX Guru and Digital Video Specialist. Mr. Vashisht-Rota received a B.A. in Entertainment Arts, Picture, Cinema and Audio-Visual from the Paul-Valery University, Montpellier and an Associate Degree in Electric Engineering and Industrial Computing from the University Institute of Technology, Montpellier.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with our legal counsel to ensure that the Board of Directors determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board of Directors has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Messrs. Creer, Gerson, McGurk, Murdock and Vieux and Dr. Brailean. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with us. Mr. Hell, our Chief Executive Officer and Mr. Vashisht-Rota, our former Vice President Creative, Brand & Community, are not independent directors by virtue of their current and, in the case of Mr. Vashisht-Rota, recent, employment with us.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met 12 times during fiscal year 2008. Each Board member, other than Jerry Murdock and James Brailean, who was appointed to serve on the Board of Directors in July 2008, attended 75% or more of the aggregate meetings of the Board of Directors, as well as the respective committee meetings, that were held during the period for which he was a director or committee member.

As required under applicable Nasdaq listing standards, in fiscal year 2008, our independent Nasdaq directors met three times in regularly scheduled executive sessions at which only non-management directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2008 for each of the committees of our Board of Directors:

Name	Audit	Compensation	Nominating and Corporate Governance
Kevin C. Hell
James Brailean, Ph.D		X	X
Frank Creer (Chair: Compensation Committee)	X	X
Fred Gerson (Chair: Audit Committee)	X		X
Christopher McGurk (Chair: Nominating and Corporate Governance Committee)	X		X
Jerry Murdock		X
Jérôme J.P. Vashisht-Rota
Alex Vieux*
Total meetings in fiscal 2008	9	3	2

*	Alex Vieux was appointed to serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors on March 5, 2009.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The

Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to us.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in November 2005 in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, to oversee our corporate accounting and financial reporting processes and audits of its financial statements. The functions of the Audit Committee include, among other things:

•	reviewing and pre-approving the engagement of an independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•

reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the adequacy and effectiveness of our financial controls; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

The Audit Committee is composed of three directors: Messrs. Creer, Gerson and McGurk. The Audit Committee met nine times during the 2008 fiscal year. The Board of Directors has adopted a written charter of the Audit Committee that is available to stockholders on our website at http://investors.divx.com/documents.cfm.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that Mr. Gerson qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with the Company’s management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Frank Creer

Fred Gerson

Christopher McGurk

This Report is not “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee

The Compensation Committee was established by the Board of Directors in November 2005 and is composed of four directors: Messrs. Creer, Murdock and Vieux and Dr. Brailean. All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met three times during fiscal year 2008. In addition, Compensation Committee matters were also addressed during several regularly scheduled meetings of the Board during 2008. The Board of Directors has adopted a written charter of the Compensation Committee that is available to stockholders on our website at http://investors.divx.com/documents.cfm.

The functions of the Compensation Committee include, among other things:

•	reviewing and suggesting corporate performance goals and objectives relative to the compensation of our executive officers;

•	recommending to the Board of Directors the type and amount of compensation to be paid or awarded to Board members;

•	evaluating and recommending to the Board of Directors the compensation plans and programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements; and

•

reviewing and recommending to the Board of Directors the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers.

Each year, the Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

The Compensation Committee meets on a regular basis to review and recommend to the full Board executive compensation and to determine compensation policies. In addition, Compensation Committee matters are frequently addressed during regularly scheduled meetings of the Board. The agenda for each meeting is usually developed by our Chief Financial Officer in consultation with the Compensation Committee. The Compensation Committee also meets regularly in executive session. However, various members of management and other employees may be invited from time to time by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in its evaluation of chief executive officer, senior executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate.

During the past fiscal year, the Compensation Committee subscribed to two services, Radford, an Aon Consulting Company, and Culpepper Compensation and Benefits Surveys, which provide information regarding executive cash compensation practices. These services provide data regarding executive cash compensation broken out by company size (revenue), industry type and geography. The Compensation Committee engaged these service providers to assist in evaluating the effectiveness of our existing compensation strategy and practices and in refining our compensation strategy and practices.

Typically, the Compensation Committee makes adjustments to annual compensation and recommends the performance levels and bonus awards for our annual Executive Cash Bonus Plan at one or more meetings held during the first quarter of the year. However, the Compensation Committee also regularly considers matters related to compensation for existing executives and new executive hires, as well as high-level strategic issues, such as the effectiveness of our compensation strategy and potential modifications to that strategy, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and analyses of executive and director compensation paid at other companies identified by third party services.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2008 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

Messrs. Creer and Murdock and Dr. Brailean served as the sole members of the Compensation Committee for the fiscal year ended December 31, 2008. Mr. Vieux was appointed to serve on the Compensation Committee in March 2009. No member of the Compensation Committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Frank Creer

Jerry Murdock

James Brailean

This Report is not “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was established by the Board of Directors in July 2006 and met two times during fiscal year 2008. The Nominating and Corporate Governance Committee is composed of four directors: Messrs. Gerson, McGurk and Vieux and Dr. Brailean. All members of the

Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Board of Directors has adopted a written charter of the Nominating and Corporate Governance Committee that is available to stockholders on our website at http://investors.divx.com/documents.cfm.

The functions of the Nominating and Corporate Governance Committee include, among other things:

•	reviewing, discussing and assessing the performance of the Board and its committees;

•	evaluating director performance on the Board and applicable committees of the Board;

•	evaluating and recommending individuals for membership on the Board;

•	evaluating nominations by stockholders of candidates for election to the Board;

•	reviewing our policy statements to determine adherence to our Code of Business Conduct and Ethics; and

•	considering questions regarding possible conflicts of interest of directors as such questions arise.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and should possess the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements, and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and us, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of legal counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with our Board of Directors or an individual director may send a written communication to the Board or such director c/o DivX, Inc., 4780

Eastgate Mall, San Diego, California 92121, Attn: Secretary. Each communication must set forth the name and address of the DivX stockholder on whose behalf the communication is sent and the number of DivX shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by DivX’s Secretary to determine whether it is appropriate for presentation to the Board or the particular director to which it is addressed. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). Communications determined by the Secretary to be appropriate for presentation to the Board or a particular director will be submitted to the Board or such director on a periodic basis. All communications directed to the Audit Committee in accordance with our Open Door Policy on Reporting Complaints Regarding Accounting and Auditing Matters will generally be forwarded to the compliance officer designated by the Audit Committee to receive and review such communications. Our Open Door Policy on Reporting Complaints Regarding Accounting and Auditing Matters is available on our website at http://investors.divx.com/documents.cfm.

CODE OF ETHICS

We have adopted the DivX, Inc. Code of Business Conduct and Ethics that applies to all officers, directors, consultants and employees. The Code of Business Conduct and Ethics is available on our website at http://investors.divx.com/documents.cfm. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 2002. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the 2008 financial statements, we entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures.

The following table represents aggregate fees billed to us by our independent registered public accounting firm, Ernst & Young LLP, for the fiscal years ended December 31, 2008 and December 31, 2007.

	Fiscal Year Ended (in thousands)
	2008	2007
Audit Fees (1)	$796	$720
Audit-related Fees (2)	64	158
Tax Fees (3)	217	98
All Other Fees (4)	1	2

Total Fees	$1,078	$978

All fees described above were approved by the Audit Committee.

(1)	Audit Fees consist of fees billed for professional services rendered for the audits of our consolidated annual financial statements and our internal controls over financial reporting, the review of the interim consolidated financial statements included in quarterly reports, and services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Audit Fees also consist of fees for services associated with SEC registration statements and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g. comfort letters and consents), and assistance in responding to SEC comment letters.

(2)	Audit-related Fees consist of fees for accounting and advisory services in connection with the application of existing and newly issued accounting pronouncements, accounting consultations and due diligence performed in connection with a potential acquisition.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding international, federal, and state tax compliance, acquisitions and international tax planning.
(4)	Other Fees consist of fees for subscription services to an online accounting and tax information service.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedure for the pre-approval of audit and non-audit services rendered by our independent auditor, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2009 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership (1)
Beneficial Owner (a)	Number of Shares (#) (b)	Percent of Total (%) (c)
Royce & Associates LLC and its affiliates (2) 1414 Avenue of the Americas New York, NY 10019	3,981,307	14.00%

FMR LLC and its affiliates (3) 82 Devonshire Street Boston, MA 02109	2,578,376	8.64%

Timothy C. Draper and affiliates (4) 241 S. Figueroa Street, Suite 340 Los Angeles, CA 90012	2,045,443	6.73%

JDS Capital Management, Inc. (5) 767 Third Avenue, 32nd Floor New York, NY 10017	2,000,000	6.57%

James C. Brailean, Ph.D. (6)	625	*
Frank Creer (7)	630,047	1.98%
Fred Gerson (8)	50,500	*
Dan L. Halvorson (9)	220,524	*
Kevin C. Hell (10)	656,933	2.07%
Christopher McGurk (11)	55,000	*
Jerry Murdock (12)	5,000	*
David J. Richter (13)	165,266	*
Eric G. Rodli	—	*
J. Christopher Russell (14)	134,054	*
Jerome J.P Vashisht-Rota (15)	81,966	*
Alex Vieux	—	*
All executive officers and directors as a group (11 persons) (16)	1,865,861	6.11%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 32,419,032 shares outstanding on March 31, 2009, adjusted as required by rules promulgated by the SEC.
(2)

Based on Amendment No. 2 to Schedule 13G filed by Royce & Associates, LLC (“Royce”) on February 5, 2009. According to the Schedule 13G filing, Royce has sole voting and investment power over shares held in portfolios of certain accounts managed by Royce and certain of such accounts have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of our common stock. According to the Schedule 13G, Royce Low Priced Stock Fund, an investment company managed by

Royce, held 2,187,507 shares of DivX common stock and Royce Value Plus fund, an investment company managed by Royce, held 1,786,300 shares of DivX common stock.
(3)	Based on Amendment No. 2 to Schedule 13G filed by FMR LLC on February 17, 2009. According to the Schedule 13G filed by FMR, LLC, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 2,100,500 shares of DivX common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. One of such investment companies, Fidelity Low Priced Stock Fund, holds 2,100,000 shares of DivX common stock. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and certain funds (the “Funds”) each has sole power to dispose of the 2,100,500 shares owned by the Funds. As disclosed in the Schedule 13G, members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. All Series B shareholders of FMR LLC, including the Johnson family group, have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has sole voting power with respect to the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. As set forth in the Schedule 13G, FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 477,876 shares of our outstanding common stock. Partnerships controlled predominantly by members of Mr. Johnson’s family or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the “1934” Act) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR LLC filed its Schedule 13G on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.
(4)

Based on information provided by Timothy C. Draper and affiliates and based on Amendment No. 2 to Schedule 13G filed on February 11, 2009 on behalf of Zone Venture Fund II, L.P. (“Zone Venture Fund II”), Zone Ventures Management Company II, LLC (“Zone Ventures Management”), Draper Franchise, LLC (“Draper Franchise”), Zone Venture Fund II Annex, L.P. (“Zone Annex”), the Timothy Draper Living Trust (the “Draper Living Trust”), the Jessica C. Draper Trust (the “Jessica Trust”), the Adam P. Draper Trust (the “Adam Trust”), the William T. Draper Trust (the “William Trust”), the Eleanor R. Draper Trust (the “Eleanor Trust”), JABE LLC, Timothy C. Draper, Frank M. Creer, Melissa P. Draper, and the Draper Foundation (the “Draper Foundation”). Represents shares held by Zone Venture Fund II, Zone Annex, Zone Ventures Management, Jessica Trust, Adam Trust, William Trust, Eleanor Trust, JABE, LLC, the Draper Living Trust and the Draper Foundation. Zone Ventures Management is the general partner of Zone Venture Fund II and Zone Annex. Frank Creer, one of our directors, and Draper Franchise are the managing members of Zone Ventures Management. Timothy Draper is the managing member of Draper Franchise. Mr. Creer and Mr. Draper share voting and investment power with respect to the shares held by Zone Venture Fund II and Zone Annex. Timothy Draper is the sole trustee of each of Jessica Trust, Adam Trust, William Trust and Eleanor Trust and has sole voting and investment power with respect to the shares held by each such trust. Timothy Draper and Melissa Draper are co-trustees of the Draper Living Trust and share voting and investment power with respect to the shares held by the Draper Living Trust. Timothy Draper is a managing member of JABE, LLC and has voting and investment power with respect to the shares held by JABE, LLC. Timothy Draper is President of the Draper Foundation and has sole voting and investment power with respect to the shares held by the Draper Foundation. Each of Timothy Draper, Melissa Draper and Frank Creer disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest in these entities.

(5)	Based on Schedule 13G filed October 20, 2008 filed by JDS Capital Management, Inc. (“JDS”). According to such filing, JDS has sole voting and investment power with respect to such shares.
(6)	Includes options to purchase 625 shares of common stock which will be vested and exercisable as of May 30, 2009.
(7)	Includes shares held by Zone Venture Fund II, L.P. and Zone Venture Fund II Annex, L.P. Zone Management Company, LLC is the general partner of Zone Venture Fund II, L.P. and Zone Venture Fund II Annex, L.P. Mr. Creer is a managing director of Zone Management Company, LLC and shares voting and investment power with respect to the shares held by Zone Venture Fund II, L.P. and Zone Venture Fund II Annex, L.P. Also includes options to purchase 5,000 shares of common stock which will be vested and exercisable as of May 30, 2009.
(8)	Includes options to purchase 25,000 shares of common stock which will be exercisable as of May 30, 2009, 4,584 of which will be unvested as of such date.
(9)	Includes options to purchase 183,458 shares of common stock which will be vested and exercisable as of May 30, 2009.
(10)	Includes options to purchase 469,193 shares of common stock which will be vested and exercisable as of May 30, 2009.
(11)	Includes options to purchase 55,000 shares of common stock which will be exercisable as of May 30, 2009, 8,334 of which will be unvested as of such date.
(12)	Includes options to purchase 5,000 shares of common stock which will be vested and exercisable as of May 30, 2009.
(13)	Includes options to purchase 99,000 shares of common stock which will be vested and exercisable as of May 30, 2009.
(14)	Includes 730 outstanding shares of common stock which will be subject to repurchase as of May 30, 2009 and options to purchase 128,688 shares of common stock which will be exercisable as of May 30, 2009, 15,625 of which will be unvested as of such date.
(15)	Includes options to purchase 53,875 shares of common stock which will be exercisable as of May 30, 2009, 3,125 of which will be unvested as of such date.
(16)	Includes options to purchase 896,151 shares of common stock which will be exercisable as of May 30, 2009, 16,043 of which will be unvested as of such date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This compensation discussion describes the material elements of compensation paid to the individuals serving as our chief executive officer and chief financial officer as of December 31, 2008, our two other executive officers as of December 31, 2008 as well as one former executive officer who departed our service as a full time employee during 2008 (the “Executives”).

Overview

Since its formation in November 2005, the Compensation Committee of the Board has overseen and administered our executive compensation program. The Compensation Committee is comprised solely of independent Board members within the meaning of the applicable Securities and Exchange Commission and Nasdaq Stock Market rules. In setting or recommending compensation, the Compensation Committee reviews all components of executive officer compensation for consistency with our compensation philosophy and takes into account developments in compensation practices outside of DivX. The types of compensation provided, the objectives behind such compensation, and the factors considered in administering our executive compensation program are expressed in more detail below.

We believe our performance is largely dependent on the efforts of talented and experienced executives. To attract, motivate and retain executives and to reward executives for value creation, we have adopted an executive compensation program, the principal elements of which are:

•	base salary;

•	a performance-based annual bonus, which may be paid in cash, shares of stock, stock units or a combination thereof;

•

periodic grants of long-term equity incentives, including stock options, restricted stock units and/or restricted stock, which may be subject to performance-based and/or time-based vesting requirements;

•	acceleration of equity incentive vesting and other payments and benefits upon a change-in-control of DivX; and

•	other benefits, such as life and health insurance benefits, an Employee Stock Purchase Plan and a qualified 401(k) savings plan.

We place particular emphasis on performance-based incentive compensation by tying a significant portion of each Executive’s cash compensation to the achievement of certain company-wide financial performance targets which the Board and the Compensation Committee believe are important to us and our stockholders. We also provide equity compensation to align the interests of the Executives with those of our stockholders.

Objectives of our Executive Compensation Program

Overall Objectives. The objectives of our Executive Compensation Program are:

•	attracting, motivating and retaining talented, energetic and experienced executives;

•	providing executives with both cash and equity incentives to align their interests with our interests and the interests of our stockholders;

•	fostering teamwork and shared commitment among executives by emphasizing Company goals as opposed to individual goals; and

•	providing executives with incentives to manage our business to meet long-range strategic goals.

In 2006, base salaries were roughly equivalent for all executive officers, and annual incentive bonus awards under the Executive Cash Bonus Plan were structured such that executive officers generally received equivalent bonus awards when the plan goals were met. In 2007, the Compensation Committee determined the compensation of our executive officers on an individualized basis, in consideration of the scope of their responsibilities and individual experience while also taking into account the median pay levels of officers in similar positions in companies determined to be competitive with us as described below. In 2008 and 2009, we continued to base bonus awards under the Executive Cash Bonus Plan on the achievement of our goals such that our executive officers would receive equivalent annual incentive bonus awards (as a percentage of base salary) when the plan goals were met. Further, the Board has historically granted stock options, restricted stock awards and restricted stock units to our executive officers to provide the opportunity for long-term compensation that is designed to reward our executive officers for contributing to our long-term stability and stock price.

Benchmarking. In determining compensation for our Executives, the Compensation Committee takes into account and benchmarks compensation using information from three distinct resources. The first two resources are survey data provided to us by each of Radford and Culpepper Compensation and Benefits Surveys. Each of these services provides survey data relating to United States public companies located within Southern California that subscribe to their services and that describe themselves as operating within the software industry sector, having between 251 and 500 employees, and annual revenues between $50 million and $100 million. We receive the information on an aggregated basis and do not know the specific identities of the companies covered by the surveys. We extract the information from these surveys and refer to it as “competitive data” for purposes of determining executive compensation. The third resource of information that we take into account is information relating to specific companies in the digital media market which we consider to be our competitors or against which we expect to compete for talent, including Dolby Laboratories, Inc., DTS, Inc., Intuit Inc., MacroMedia, Inc., NextWave Wireless, Inc., Novatel Wireless, Inc., QUALCOMM Incorporated and RealNetworks, Inc., which we refer to as our “Peer Group.” We take into consideration both competitive data and market information for our Peer Group in setting base salary, bonus and total cash compensation for our Executives, as well as employee benefits. We also use third party data, including the Policies and Benefits Survey of the San Diego Employers Association, information from Hewitt Associates LLC and information available in the public filings of our Peer Group, in determining competitive employee benefits packages. In connection with the appointment of Mr. Hell to Chief Executive Officer in October 2007, the Compensation Committee engaged Korn/Ferry International, Inc., an outside executive compensation firm, to provide guidance to the Compensation Committee regarding Mr. Hell’s compensation package. Other than this, we have not engaged a compensation consultant to assist us in determining executive compensation packages.

Compensation Process. For each of our Executives, the Compensation Committee reviews and recommends all elements of compensation taking into consideration recommendations from our principal executive officer and principal financial officer (for compensation other than their own respective compensation), our overall performance, the strategic goals set by management and the Board, as well as competitive market guidance provided at the request of the Compensation Committee. The Compensation Committee recommends the cash-based element of compensation, including base salary and cash bonuses, in light of market pay levels among individuals in comparable positions with companies covered by the competitive data and in our Peer Group. We determine the equity-based element of compensation independently from cash compensation, based upon market data that is applied in light of each officer’s performance and contributions in deriving long-term value for us, his existing equity stake in us and the competitiveness of a proposed grant with respect to awards made to similarly situated executives employed by companies covered by the competitive data and in our Peer Group.

Base Salary

The Compensation Committee reviews base salary compensation for our Executives on an annual basis, generally during the first calendar quarter. In addition, the Compensation Committee reviews the base salary of our Executives at the time of promotions or significant shifts in responsibilities. In 2006 the Compensation Committee established the base salary for our Executives as a collective group in part based on consideration of median pay levels of the collective compensation of executive officers with companies covered by the competitive data and in our Peer Group. Commencing in 2007, the Compensation Committee determined the compensation of our Executives on an individual basis, in consideration of the scope of their responsibilities and individual experience and also taking into account the median pay levels of officers in similar positions with companies covered by the competitive data and in our Peer Group.

In December 2006, our then-Chief Executive Officer received a 12.5% increase of his base salary, from $200,000 to $225,000. Each of our other Executives who were employed by us as of such date received an increase of their base salaries ranging from 33% to 67%. This increase was due to the Compensation Committee’s determination that, as a result of our transition to a public company in September 2006, the base salary provided to our Executives was below the 25th percentile of base salaries of executives in similar positions with companies covered by the competitive data and in our Peer Group. Following the increase in base salaries approved by the Compensation Committee in December 2006, the base salaries of each of our Executives who were employed by us at the time was slightly lower than the 50th percentile of base salaries of executives in similar positions with companies covered by the competitive data and significantly lower than the base salaries of individuals in comparable positions with other companies in our Peer Group. This was consistent with the Compensation Committee’s philosophy of providing a larger share of cash compensation in the form of non-guaranteed incentives tied to the achievement of Company-wide performance metrics as described in greater detail under the heading “Executive Cash Bonus Plan” below.

In connection with the appointment of Mr. Hell to Acting Chief Executive Officer in July 2007, we agreed to pay to Mr. Hell his then-current base salary for one year in the event that we hired a Chief Executive Officer other than Mr. Hell and Mr. Hell was terminated within six months following the date of such hire. The Board provided Mr. Hell with this compensation as an inducement to serve as Acting Chief Executive Officer with no guarantee that he would ultimately be appointed as Chief Executive Officer and because he was not provided with a salary increase in connection with his appointment to Acting Chief Executive Officer.

In October 2007, in connection with the appointment of Mr. Hell to Chief Executive Officer, Mr. Hell’s salary was increased from $300,000 to $350,000. The Compensation Committee determined Mr. Hell’s salary as Chief Executive Officer by referring to the median salaries of executives serving in comparable positions with companies covered by the competitive data and in our Peer Group as presented by Korn/Ferry International, Inc., an outside executive compensation consultancy firm that we engaged in 2007. Following Mr. Hell’s promotion, the base salary provided to Mr. Hell was slightly below the 50th percentile of base salaries of chief executive officers with companies covered by the competitive data, and between the 25th and 50th percentiles when compared to base salaries of chief executive officers with companies in our Peer Group.

On March 13, 2008, our Executives consisted solely of Mr. Hell, who as of such date received a 28.6% increase in his base salary, from $350,000 to $450,000, Mr. Halvorson, who as of such date received a 25% increase in his base salary, from $300,000 to $375,000, and Mr. Richter, who as of such date received a 16.67% increase in his base salary, from $300,000 to $350,000. These increases resulted from the Compensation Committee’s determination that the base salaries of Messrs. Hell, Halvorson and Richter were near or below the 50th percentile of those of executives in comparable positions with companies covered by the competitive data and were even lower when compared to those of executives in comparable positions with companies in our Peer Group. On July 7, 2008, in connection with the appointment of Eric Rodli as our Executive Vice President, Sales and Marketing, the Board set Mr. Rodli’s annual salary at $350,000.

The Compensation Committee believes that the base salaries paid to our Executives are at approximately the 50th percentile with respect to our Chief Executive Officer and the 75th percentile for our other Executives when compared to executives in comparable positions with companies covered by the competitive data, and between the 25th and 50th percentiles when compared to base salaries of executives in comparable positions with companies in our Peer Group. This approach continues to be consistent with the philosophy of the Compensation Committee of providing a larger share of cash compensation in the form of non-guaranteed incentives tied to the achievement of Company-wide performance metrics.

As of March 5, 2009, in light of the prevailing economic conditions, the Compensation Committee elected not to increase 2009 annual salaries of our Executives from the levels at which they were in 2008. The base salary levels of our Executives continue to result in our Executives receiving base salaries that are at approximately the 50th percentile with respect to our Chief Executive Officer and the 75th percentile for our other Executives when compared to executives in comparable positions with companies covered by the competitive data, and between the 50th and 75th percentiles when compared to base salaries of executives in comparable positions with companies in our Peer Group.

Executive Cash Bonus Plan

In addition to base salary, we provide the opportunity for our Executives to earn quarterly and annual cash bonuses pursuant to our Executive Cash Bonus Plan. We provide this opportunity to attract and retain appropriately talented and energetic executives and to motivate executives to achieve our financial and business objectives. To ensure the Executive Cash Bonus Plan continues to properly motivate Executives to achieve our approved objectives, the Compensation Committee reviews our Executive Cash Bonus Plan annually to establish award opportunities for the next fiscal year, and makes recommendations to the full Board for approval.

On March 13, 2008, the Board established our 2008 Executive Cash Bonus Plan (the “2008 Plan”). The 2008 Plan was structured similarly to the 2007 Executive Cash Bonus Plan in that it provided for the payment of cash bonuses to our (i) Chief Executive Officer, (ii) Executive Vice President, Chief Financial Officer and (iii) Executive Vice President, Business and Legal Affairs (then our Executive Vice President, Corporate Development and Legal) (expressed as a specific percentage of each Executive’s base salary) upon the achievement of specific quarterly and annual revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) milestones. Revenue and EBITDA were selected as the two basic metrics for the 2008 Plan because the Board and the Compensation Committee believed these metrics were indicative of general business growth, and provided appropriate objective incentives to the Executives for increasing stockholder value. We referred to the various milestone levels that we could achieve under the 2008 Executive Cash Bonus Plan as “Bronze,” “Silver” or “Gold.”

Under the 2008 Plan, if the Bronze level was achieved on a quarterly or annual basis for both revenue and EBITDA, each individual listed above would receive quarterly and/or annual bonuses in 2008 equal to up to an aggregate of 100% of base salary. If the Silver level was achieved on a quarterly or annual basis for both revenue and EBITDA, each individual listed above would receive quarterly and/or annual bonuses in 2008 equal to up to an aggregate of 120% of base salary. If the Gold level was achieved on a quarterly or annual basis for both revenue and EBITDA, each individual listed above would receive quarterly and/or annual bonuses in 2008 equal to up to an aggregate of 160% to 200% of base salary, depending on the exact amount of revenue received and EBITDA obtained by us in 2008. The Board generally attempted to establish escalating target levels and related bonus payments under the 2008 Plan to reflect the increasing difficulty in our achievement of such targets. In connection with the hiring of Mr. Rodli during 2008, the Board approved participation by Mr. Rodli in the 2008 Plan at a rate of 80% of any payouts that Mr. Rodli would otherwise have been entitled to receive under the 2008 Plan if Mr. Rodli had served as an Executive for all of 2008.

On March 5, 2009, our Board of Directors amended our 2008 Plan to adjust for the impact of the loss of revenue related to an anticipatory breach by Yahoo! Inc. of its toolbar distribution agreement with us, and to exclude certain costs and other expenses from the calculation of EBITDA under the 2008 Plan for the quarter and the year ended December 31, 2008. Together, these changes resulted in the payment of certain amounts under the 2008 Plan for each of these periods that otherwise would not have been payable. These amendments were made in order to provide what we felt was an appropriate payout of bonuses under the 2008 Plan in view of certain circumstances that were beyond our control and beyond the control of management. These amendments also were made to continue to motivate Executives to achieve our financial and business objectives after taking into account our revised expectations regarding our performance in the quarter ended December 31, 2008. There was no change to the revenue milestones for the quarter or the year ended December 31, 2008 as set forth in the 2008 Plan.

On March 5, 2009, our Board of Directors adopted our 2009 Executive Cash Bonus Compensation Plan (the “2009 Plan”). The 2009 Plan provides for the payment of cash bonuses to our (i) Chief Executive Officer, (ii) Executive Vice President, Chief Financial Officer, (iii) Executive Vice President, Business and Legal Affairs and (iv) Executive Vice President, Sales and Marketing upon the achievement of specific revenue milestones, EBITDA milestones and Key Results Areas (“KRA”) milestones. Amounts payable pursuant to the 2009 Plan range from 0% of an Executive’s annual salary if none of the milestones is achieved, to a maximum of 200% of an Executive’s annual salary if the highest level of achievement is attained for all of the milestones described in the 2009 Plan.

Revenue and EBITDA milestones achieved by us are classified under the 2009 Plan as “Bronze 1,” “Bronze 2,” “Silver 1,” “Silver 2,” “Gold 1” “Gold 2,” “Platinum 1,” “Platinum 2,” and “Platinum 3.” For each quarter, the maximum bonus payable for achievement of a revenue milestone that each of the Executives is eligible to receive is equal to 20% of his quarterly base salary. For each quarter, the maximum bonus payable for achievement of an EBITDA milestone that each of the Executives is eligible to receive is equal to 100% of his quarterly base salary. At the end of 2009, the annual revenue and EBITDA results will be compared to the amounts paid as quarterly bonuses. Any discrepancy between amounts paid as quarterly bonuses and the total amounts due on an annual basis will be paid as an adjustment to the fourth quarter bonus payment.

The 2009 Plan provides for four KRA milestones, the achievement of which will be assessed on a discretionary basis by the Compensation Committee. Achievement of each KRA milestone will result in a cash payment of up to 20% of annual base salary to each of the Executives, for a maximum possible bonus payment for achievement of all of the KRA milestones equal to 80% of annual base salary. The KRA milestones are related to our progress with licensing and integration in certain hardware sectors and our success in developing and creating demand for new technologies during 2009.

Many factors impact the ability to achieve the milestone targets established under the 2009 Plan, including among other things the risk that customer use of DivX technology may not grow as anticipated, the risk that market opportunities may not materialize at expected levels, the possibility that our activities may not result in the growth of profitable revenue, uncertainties related to the maintenance and strength of the DivX brand, and the overall success of the business. Because the achievement of the milestones under the Plan is dependent upon many factors, the ultimate likelihood that we will achieve any particular revenue, EBITDA or KRA milestone cannot be predicted with any certainty. However, the Board and the Compensation Committee generally feel that, although certainly possible, achieving the KRA milestones will be difficult. Achieving the level Bronze 1 through Platinum 3 milestone targets will vary in difficulty. In light of the global economic downturn taking place at the time during which the 2009 Plan was established, the Board adjusted the revenue and EBITDA milestones pursuant to the 2009 Plan to levels that would reflect realistic expectations during such a downturn. For example, in order to achieve the Silver 1 milestone for revenue under the 2009 Plan, we, led by our Executives, would generally need to achieve quarter-over-quarter revenue that nearly meets the revenue levels achieved by us in 2008. The EBITDA milestones have been significantly reduced from levels in the 2008 Plan to take into account economic conditions and other factors. However, in order to reach the Silver 1 milestone, we will need to manage our operations efficiently, including the manner in which we invest in new products and initiatives.

Long-Term Equity Incentives

General. In addition to base salary and cash bonuses pursuant to our Executive Cash Bonus Plan, we provide the opportunity for our named executive officers and other executives and employees to earn long-term equity incentive awards. Long-term incentive awards provide employees, including our Executives, with the incentive to stay with us for longer periods of time, as well as align the interests of such employees with our stockholders. On an annual basis, the Board reviews the number of unvested long-term equity awards held by our Executives as part of its assessment as to whether to grant additional long-term equity incentives that are subject to time-based vesting. From time to time the Board has granted equity incentives to certain Executives that vest upon the achievement of a particular strategic or financial objective in order to incentivize such Executives to place emphasis on achieving an objective determined by the Board to be of strategic importance. Our long-term equity incentive awards have consisted primarily of grants of stock options, but have also included restricted stock awards and restricted stock units.

The Board and the Compensation Committee each generally considers equity grants to employees, including executive officers, in light of each employee’s performance in deriving long-term value for us, his or her existing equity stake in us and the competitiveness of a proposed grant with respect to awards made to similarly situated employees in both companies covered by the competitive data and in our Peer Group.

As of December 2006, we adopted a policy pursuant to which grants of equity awards to our existing executive officers are only made on a quarterly basis, on the third trading day after the regular release of quarterly earnings. We believe this policy substantially takes the discretion out of the timing of grants of equity to our existing executives. Prior to instituting this policy, equity awards were granted to our executive officers by the Board on a monthly basis.

Stock Options. In July 2008, in connection with our hiring of Mr. Rodli as our new Executive Vice President, Sales and Marketing, we granted to Mr. Rodli an option to purchase 300,000 shares of our common stock. The number of shares awarded by the Board to Mr. Rodli was based in part upon the Board’s determination of the size of an initial option grant that an incoming executive vice president of sales and marketing would be likely to receive at a company in our Peer Group, as well as consideration of the size of equity holdings of our existing executive officers and executive officers at companies in our Peer Group.

Restricted Stock Units. In March 2008, the Board and the Compensation Committee determined to include restricted stock units as a part of the overall long-term equity incentives we provide to our Executives. Grants of restricted stock units will vest and become issuable quarterly over a four-year period following the date of the award, provided that the Executive remains in our service as of each applicable vesting date. The Board and Compensation Committee elected to commence granting restricted stock units to better align the Executives’ interests with our stockholders and to better align our compensation practices with the competitive pay practices of companies covered by the competitive data and in our Peer Group. At the same time as the approval of this program, our Chief Executive Officer was awarded 150,000 restricted stock units and Mr. Richter and Mr. Halvorson were each awarded 100,000 restricted stock units.

Change-in-Control Benefits

We provide our Executives with change-in-control benefits. These benefits are intended to promote continuity of management and to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements. They are also intended to mitigate a potential disincentive to consideration and execution of an arrangement that results in a change-in-control, particularly where the services of these individuals may not be required by the acquirer. The change-in-control benefits are further intended to promote continuity in management, while reducing management incentive to engage in actions that sacrifice post-transaction performance for a short-term increase in stock price.

Prior to November 2007, the change-in-control benefits were provided only to certain of our Executives and were provided pursuant to employment agreements between us and the Executives. Such benefits consisted solely of acceleration of vesting of certain outstanding stock options in the event of involuntary termination of employment in connection with a change-in-control. On October 31, 2007, after considering the change-in-control benefits available to executives in similar positions in companies covered by the competitive data and in our Peer Group, the Board and the Compensation Committee implemented a Change-in-Control Severance Benefit Plan in favor of our current Executives. The Change-in-Control Severance Plan supersedes and replaces the benefits provided to our Executives pursuant to their employment agreements with us and provides for the acceleration of vesting of outstanding equity awards, cash and bonus payments, continuation of benefits under our employee benefit plans and COBRA payments in the event of an involuntary termination of employment in connection with a change-in-control. The Change-in-Control Severance Plan also provides that our current Executives will receive tax gross-up payments in connection with certain payments or benefits received by them in connection with a change-in-control.

Executive Benefits and Perquisites

All of our named executive officers are eligible to participate in our employee benefit plans, including medical, dental, vision, life insurance, disability and 401(k) plans. Our named executive officers are also eligible to participate in our Employee Stock Purchase Plan, or ESPP. Our 401(k) plan, including 401(k) matching contributions paid by us, is available to all of our employees, and the other plans are available to all full-time salaried employees. None of these plans discriminates in favor of executive officers.

Our ESPP is intended to encourage employees to continue in our employ and to motivate employees through an ownership interest in us. Under our ESPP, employees may purchase shares of our common stock at a discount to the market price, subject to certain limits, with the objective of allowing employees to profit when the value of our common stock increases over time.

It is generally our policy to not extend significant perquisites to our named executive officers that are not available to our employees generally. We currently do not provide any deferred compensation programs or supplemental pensions to any named executive officer. We have no current plans to make changes to levels of benefits and perquisites provided to executives.

Stock Ownership Guidelines

Stock ownership guidelines have not been implemented by the Board for our Executives. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

Deductibility of Compensation under Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986 limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our Executives will be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our Executives in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid, to or earned by, the Executives for the fiscal years ended December 31, 2008, 2007 and 2006.

Summary Compensation Table (1)

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)		Option Awards (5) ($) (f)	Non-Equity Incentive Plan Compensation (6) ($) (g)	All Other Compensation ($) (i)		Total ($) (j)

Kevin C. Hell	2008	429,167	—	218,538	(2)	1,631,282	429,167	7,750	(7)	2,715,904
Chief Executive Officer	2007	307,292	—	472,875	(3)	667,683	370,297	—		1,818,147
	2006	228,125	—	16,150	(4)	—	190,699	—		434,974

Dan L. Halvorson	2008	359,375	—	145,692	(2)	842,177	359,375	7,188	(7)	1,713,807
Executive Vice President & Chief Financial Officer	2007	162,500	—	—		430,204	277,500	—		870,204

David J. Richter	2008	339,583	—	145,692	(2)	244,707	339,583	6,792	(7)	1,076,357
Executive Vice President, Business and Legal Affairs	2007	300,000	—	—		468,649	361,547	—		1,130,196
	2006	228,125	100,000	110,021	(4)	100,011	190,699	—		728,856

Eric G. Rodli (9)	2008	163,109	—	—		124,290	130,487	22,000	(8)	439,886
Executive Vice President, Sales and Marketing

J. Christopher Russell, (10)	2008	148,076	—	—		264,856	—	—		412,932
Former Chief Technology Officer	2007	300,000	—	—		486,649	361,547	—		1,148,196
	2006	211,875	—	19,005	(4)	79,324	174,675	—		484,879

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other benefits received by a Named Executive Officer which do not exceed $10,000 in the aggregate.
(2)	Amounts listed represent the dollar amount we recognized for financial statement reporting purposes during 2008 under SFAS No. 123R in connection with restricted stock awards to purchase shares of our common stock. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Notes to Financial Statements under the heading “Share-based compensation.” The actual amount ultimately realized by a Named Executive Officer will likely vary based on a number of factors.
(3)	Amount listed represents the dollar amount we recognized for financial statement reporting purposes during 2007 under SFAS No. 123R for shares of common stock issued upon exercise of stock options prior to the vesting date of such options, as well as a restricted stock award to purchase 37,500 shares of our common stock. Assumptions made for the purpose of computing this amount are discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical accounting policies-Stock-based compensation” and specifically Note 1 to Financial Statements under the heading “Stock-based compensation.” The actual amount ultimately realized by the Named Executive Officer will likely vary based on a number of factors.
(4)	Amounts listed represent the dollar amount we recognized for financial statement reporting purposes during 2006 under SFAS No. 123R for shares of common stock issued upon exercise of stock options prior to the vesting date of such options. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Notes to Financial Statements under the heading “Stock-based compensation.” The actual amount ultimately realized by a Named Executive Officer will likely vary based on a number of factors.

(5)	Amounts listed in this column represent the dollar amount we recognized for financial statement reporting purposes during 2006, 2007 and 2008 under SFAS No. 123R for outstanding options to purchase shares of common stock. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the years ended December 31, 2006 and 2007 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Notes to Financial Statements under the heading “Stock-based compensation” and in our Annual Report on Form 10-K for the year ended December 31, 2008 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Notes to Financial Statements under the heading “Share-based compensation.” The actual amount ultimately realized by a Named Executive Officer will likely vary based on a number of factors.
(6)	Represents amounts earned pursuant to our 2006, 2007 and 2008 Executive Cash Bonus Plan. Certain amounts set forth in this column were earned during the fiscal year for which they are disclosed, but paid following the end of such fiscal year, when the Board was able to quantify our performance and determine whether the applicable milestones had been achieved.
(7)	Represents amounts paid by us as an employer match to employee 401(k) contributions. 401(k) matching is available to all full-time employees who meet certain participation criteria.
(8)	Represents amounts paid pursuant to a temporary housing stipend to be applied towards temporary housing expenses in San Diego County, California.
(9)	Mr. Rodli participated in our Executive Cash Bonus Plan at an 80% participation level during 2008.
(10)	Mr. Russell resigned as our Chief Technology Officer, Strategy and Technology in February 2008. Includes amounts paid as severance in connection with termination of his employment.

Potential Payments Upon Change-In-Control

The following table sets forth potential payments and benefits to be received by the Executives upon a change-in-control event assuming such event occurred as of December 31, 2008.

Name	Type of Benefit	Payment or Benefit Amount ($)

Kevin C. Hell (1)	Cash Severance Benefits	$900,000
	Bonus Severance Benefits	$1,800,000
	COBRA Benefits	$18,409
	Vesting Acceleration (2)	$3,770
	Tax-Gross Up	$1,197,759
	Total Termination Benefits	$3,919,938

Dan L. Halvorson (1)	Cash Severance Benefits	$750,000
	Bonus Severance Benefits	$1,500,000
	COBRA Benefits	$13,032
	Vesting Acceleration (2)	$—
	Tax-Gross Up	$995,734
	Total Termination Benefits	$3,258,767

David J. Richter (1)	Cash Severance Benefits	$700,000
	Bonus Severance Benefits	$1,400,000
	COBRA Benefits	$4,165
	Vesting Acceleration (2)	$—
	Tax-Gross Up	$925,833
	Total Termination Benefits	$3,029,998

Eric G. Rodli (3)	Cash Severance Benefits	$175,000
	Bonus Severance Benefits	$260,974
	COBRA Benefits	$9,205
	Vesting Acceleration (2)	$—
	Total Termination Benefits	$445,179

J. Christopher Russell (4)	Total Termination Benefits	$—

(1)	Amounts shown for this Executive represent the amounts payable to Tier I participants pursuant to our Change in Control Severance Plan, which Tier I participants are entitled to receive a payment equal to 24 months of base salary, a bonus equal to two hundred percent of such participant’s annual target bonus to be paid out in a single lump-sum within 10 days following the termination of employment, COBRA benefits equal to 12 months of premiums for medical, dental and vision coverage, the vesting of all unvested equity awards (and the expiration of all repurchase rights) with respect to equity awards subject to time-based and performance-based vesting, and gross-up payments equal to the amount of any excise tax imposed on payments resulting from a change-in-control that constitute a parachute payment and are subject to excise tax imposed by the Internal Revenue Code (the “Code”).
(2)	This amount represents the fair market value as of December 31, 2008 of in-the-money unvested options and unvested shares of our common stock, the vesting of which would have accelerated if the Executive was terminated on December 31, 2008 in connection with a change-in-control, less the exercise price of the respective options.
(3)	Amounts shown for this Executive represent the amounts payable to Tier II participants pursuant to our Change in Control Severance Plan, which Tier II participants are entitled to receive a payment equal to 6 months of base salary, a bonus equal to one hundred percent of such participant’s annual target bonus to be paid out in a single lump-sum within 10 days following the termination of employment, COBRA benefits equal to 6 months of premiums for medical, dental and vision coverage, the vesting of all unvested equity awards (and the expiration of all repurchase rights) with respect to equity awards subject to time-based and performance-based vesting. The aggregate amount received by Tier II participants under the Change in Control Severance Plan may be subject to reduction to avoid being deemed a “parachute payment” under Section 280G of the Code or to avoid adverse results from the payment of excise taxes imposed by Section 4999 of the Code. During 2008, Mr. Rodli was a Tier II participant in our Change in Control Severance Plan.
(4)	Mr. Russell was not employed by us at December 31, 2008 and thus was not eligible for payments pursuant to a change-in-control as of such date.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended December 31, 2008, certain information regarding grants of plan-based awards to the Executives:

Grants of Plan-Based Awards in Fiscal 2008 (1)

Name	Grant Date		Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (3) #	All Other Option Awards: Number of Securities Underlying Options (4) #	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)

(a)	(b)			(i)	(j)	(k)	(l)
Kevin C. Hell	3/14/2008	(2)	3/13/2008	150,000	—	$7.32	$1,098,000
Dan L. Halvorson	3/14/2008	(2)	3/13/2008	100,000	—	$7.32	$732,000
David J. Richter	3/14/2008	(2)	3/13/2008	100,000	—	$7.32	$732,000
Eric G. Rodli	7/14/2008	(6)	7/7/2008	—	300,000	$7.11	$1,156,980
J. Christopher Russell (7)	—		—	—	—	—	—

(1)

On March 13, 2008, the Board of Directors approved our 2008 Executive Cash Bonus Plan (the “2008 Plan”) described under “Executive Cash Bonus Plan” above. If the Bronze level was achieved on a quarterly or annual basis, each participant in the 2008 Plan would receive quarterly and/or annual bonuses in 2008 equal to up to an aggregate of 100% of base salary. If the Silver level was achieved on a quarterly or annual basis, each participant in the 2008 Plan would receive quarterly and/or annual bonuses in 2008 equal to up to an aggregate of 120% of base salary. If the Gold level was achieved on a quarterly or annual basis, each of the participants in the 2008 Plan would receive quarterly and/or annual bonuses in 2008 equal to up to an aggregate of 160% to 200% of base salary, depending on the exact amount of revenue received and EBITDA obtained by us in 2008. During 2008, Mr. Rodli was eligible to participate in the 2008 Plan at a level equal to 80% of the amount that would otherwise be paid to him under the 2008 Plan if Mr. Rodli had served as an Executive for all of 2008. The Board of Directors generally attempted to establish escalating target levels and related bonus payments under the 2008 Plan to reflect the increasing difficulty in our achievement of such targets. There were no threshold, target or maximum payout levels under the 2008 Executive Cash Bonus Plan. The actual amount earned by our named executive officers in 2008 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation table above.

(2)	In December 2006, we adopted a policy (the “Options Grant Policy”) pursuant to which, other than in the case of newly hired executive officers, grants of equity awards to our existing executive officers are only made on a quarterly basis, on the third full trading day after the release of our quarterly earnings. On March 13, 2008, at a regularly scheduled meeting of the Board of Directors, the Board of Directors approved the grant of the restricted stock units referenced in the table above effective March 14, 2008, the third full trading day after the release of our quarterly earnings release.
(3)	Each restricted stock unit represents a contingent right to receive one share of DivX common stock. The restricted stock units vest in equal quarterly installments with vesting commencing on March 14, 2008. Vested shares will be delivered to the applicable Executive on each vest date.
(4)	25% of the shares subject to the option shall vest on July 14, 2009, and the remainder shall vest in equal monthly installments over the next 36 months until fully vested on July 14, 2012.
(5)	Amounts listed in this column represent the aggregate grant date fair value computed in accordance with SFAS No. 123R. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Notes to Consolidated Financial Statements” under the heading “Share-based compensation.” The actual amount ultimately realized by a named executive officer will likely vary based on a number of factors.
(6)	On July 7, 2008, pursuant to an action by written consent of our Board of Directors, the Board of Directors approved the grant of the options referenced in the table above, which grant became effective on the third full trading day following the official announcement of Mr. Rodli’s hire, in accordance with our Options Grant Policy. The option was granted on July 14, 2008 with an exercise price equal to the fair market value of our common stock as of such date.
(7)	Mr. Russell did not receive any equity grants during the year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR—END.

The following table summarizes the number of securities underlying outstanding equity awards for our Executives as of December 31, 2008. Certain options listed in the table permit early exercise of unvested shares, in which case all unvested shares are subject to repurchase by us.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards (1)							Stock Awards
Name (a)	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
Kevin C. Hell	12/1/2002	(2)	60,355		—	$0.12	12/1/2012	—		—
	9/10/2003	(2)	17,351		—	$0.12	9/10/2013	—		—
	10/3/2003	(2)	17,351		—	$0.12	10/3/2013	—		—
	4/7/2004	(2)	1,723		—	$0.12	4/7/2014	—		—
	4/7/2004	(2)	17,351		—	$0.12	4/7/2014	—		—
	1/12/2005	(3)	40,000	(6)	—	$0.80	1/12/2015	—		—
	5/4/2007	(3)	103,500		112,500	$17.15	5/4/2017	—		—
	8/14/2007	(4)	8,333		16,667	$13.96	8/14/2017	—		—
	11/8/2007	(3)	128,645		346,355	$17.57	11/8/2017	—		—
	3/14/2008	(5)	—		—	—	—	121,875	(7)	$637,406

Dan L. Halvorson	6/13/2007	(4)	131,250		218,750	$15.92	6/13/2017	—		—
	8/14/2007	(3)	12,000		24,000	$13.96	8/14/2017	—		—
	3/14/2008	(5)	—		—	—	—	81,250	(7)	$424,938

David J. Richter	3/9/2005	(4)	—		—	—	—	1,172	(8)	$6,130
	3/9/2005	(4)	—		—	—	—	1,172	(8)	$6,130
	5/4/2007	(3)	51,750		56,250	$17.15	5/4/2017	—		—
	8/14/2007	(2)	36,000		—	$13.96	8/14/2017	—		—
	3/14/2008	(5)	—		—	—	—	81,250	(7)	$424,938

Eric G. Rodli	7/14/2008	(4)	—		300,000	$7.11	7/14/2018	—		—

J. Christopher Russell	3/23/2006	(4)	29,688		—	$3.00	3/23/2016	—		—
	2/15/2005	(4)	—		—	—	—	1,042	(8)	$5,450
	7/28/2005	(4)	—		—	—	—	2,553	(8)	$13,352
	5/4/2007	(3)	51,750		56,250	$17.15	5/4/2017	—		—
	8/14/2007	(2)	36,000		—	$13.96	8/14/2017	—		—

(1)	All grants of stock options to our Executives, as well as to other employees, are granted with exercise prices equal to the fair market value of our common stock on the respective grant dates. The fair market value is determined on the basis of the closing sales price on the Nasdaq Global Market for the date of grant. For a discussion of the determination of the fair market value of these grants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Share-based Compensation” of our Annual Report on Form 10-K for the year ended December 31, 2008. We do not grant options at a discount to fair market value. We do not grant stock options with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise stock options. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price.
(2)	This option was vested in full as of December 31, 2008.
(3)	1/48th of the total number of shares subject to this option grant vests each month over the 48 months following the grant date.

(4)	25% of the total number of shares subject to this Executive’s award vests on the one-year anniversary of the applicable grant date with the remainder vesting over the following 36 months.
(5)	1/16th of the total number of shares subject to this restricted stock award vests quarterly over the four years following the grant date.
(6)	834 of the shares subject to such options were unvested but exercisable as of December 31, 2008.
(7)	Represents shares underlying restricted stock units subject to vesting on a quarterly basis over four years following the grant date.
(8)	Represents shares of common stock subject to repurchase by us as of December 31, 2008 that were issued upon exercise of stock options prior to the vesting date of such options.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options, and all stock awards vested and the value realized pursuant to the vesting of stock awards, during 2008 by each of our Executives.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise (1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting (2) ($) (e)
Kevin C. Hell	—	—	28,125		$189,563
Dan L. Halvorson	—	—	18,750		$126,376
David J. Richter	—	—	44,531	(3)	$334,728
Eric Rodli	—	—	—		$—
J. Christopher Russell	26,562	$116,572	10,625	(4)	$81,708

(1)	The value realized on exercise is equal to the difference between the option exercise price and the closing price of our common stock on the date of exercise, multiplied by the number of shares subject to the option, without taking into account any taxes that may be payable in connection with the transaction.
(2)	The value realized on vesting is equal to the closing price of our common stock on the vesting date multiplied by the number of shares vested on the vesting date, without taking into account any taxes that may be payable in connection with the transaction.
(3)	Includes shares of common stock which were originally acquired upon the exercise of stock options prior to the vesting date of such options that vested during 2008.
(4)	Represents the number of shares of common stock which were originally acquired upon the exercise of stock options prior to the vesting date of such options that vested during 2008.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2008, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (1)	5,338,265	$10.4404	8,889,260
Equity compensation plans not approved by stockholders (2)

(1)	Includes the 2000 Stock Option Plan, or 2000 Plan, the 2006 Equity Incentive Plan or 2006 Plan, and the 2006 Employee Stock Purchase Plan, or ESPP. As of December 31, 2008, an aggregate of 1,040,065 shares of our common stock were available for issuance under the 2000 Plan, 6,052,604 shares of our common stock were available for issuance under the 2006 Plan and 1,796,591 shares of our common stock were available for issuance under the ESPP. On January 1, from 2007 until 2016, the number of shares authorized for issuance under the 2006 Plan is automatically increased by a number equal to the lesser of: five percent of the aggregate number of shares of our common stock outstanding on December 31 of the preceding year, 5,000,000 shares of common stock, or a lesser number of shares of common stock that may be determined each year by our Board of Directors. Also, on January 1, from 2007 until 2016, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of: one and one-half percent of the aggregate number of shares of our common stock outstanding on December 31 of the preceding year, 1,500,000 shares of common stock, or a lesser number of shares of common stock that may be determined each year by our Board of Directors.
(2)	As of December 31, 2008, we did not have any equity compensation plans that were not approved by our stockholders.

DIRECTOR COMPENSATION

In October 2007, our Board of Directors adopted a compensation plan for our non-employee directors, or Board Compensation Plan. Pursuant to the Board Compensation Plan, each member of our Board of Directors who is not our employee is entitled to receive the following cash compensation for board services, as applicable:

•	$25,000 per year for services as a board member;

•	$1,500 for each in-person board meeting and $750 for each telephonic board meeting attended;

•	$10,000 per year for services as chairperson of the Audit Committee;

•	$5,000 per year for services as chairperson of the Compensation Committee and Nominating and Corporate Governance Committee; and

•	$1,000 for each in-person committee meeting and $500 for each telephonic committee meeting attended.

In addition to the foregoing, from time to time we may establish temporary committees of our Board of Directors to provide oversight on select matters, topics and projects as may determined by the Board of Directors. Depending on the circumstances, the members of these temporary committees may receive cash compensation in the form of one-time retainers for service as a committee member or chairperson, as well as per-meeting fees.

The Board Compensation Plan provides that each new non-employee director appointed to serve on our Board of Directors shall receive an initial option to purchase 30,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. The Board Compensation Plan also provides that, commencing in 2008, each non-employee director is entitled to receive an annual stock option grant to purchase 15,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Each of these option grants vests over a four-year period, with 25% of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder of the shares subject to the option vesting in a series of 36 successive equal monthly installments thereafter. Further, pursuant to the Board Compensation Plan, in the event of a change-in-control, each of our non-employee directors is entitled to receive vesting acceleration for all unvested equity awards held by them.

The following table summarizes compensation that our directors earned during the fiscal year 2008 for services as members of our Board. In addition to paying the fees to our directors described in the table below, we have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of the Board of Directors and committees of the Board of Directors.

DIRECTOR COMPENSATION FOR 2008

Name (a)	Fees Earned or Paid in Cash (1) ($) (b)	Option Awards (2) ($) (d)		Total ($) (h)
James C. Brailean, Ph.D.	$42,000	$14,805	(3)	$56,805
Frank Creer	$81,750	$10,743	(4)	$92,493
Fred Gerson	$93,000	$10,743	(4)	$103,743
Christopher McGurk	$75,250	$10,743	(4)	$85,993
Jerry Murdock	$32,500	$10,743	(4)	$43,243
Jerome Rota (5)	$—	$—		$—
Alex Vieux (6)	$—	$—		$—

(1)	Amounts listed in this column consist of meeting attendance fees, annual retainers and, if applicable, committee chair retainers.
(2)	Amounts listed represent the dollar amount recognized by us for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Notes to Consolidated Financial Statements” under the heading “Share-based compensation.” As of December 31, 2008, the aggregate number of shares of our common stock underlying outstanding options held by our directors (other than Mr. Hell, our Chief Executive Officer), were as follows: Dr. Brailean: 30,000; Mr. Creer: 15,000; Mr Gerson: 35,000; Mr. McGurk: 65,000; Mr. Murdock: 15,000 and Mr. Rota: 122,000.
(3)	The grant date fair value of Dr. Brailean’s option award was $115,653, as computed in accordance with FAS 123R. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Notes to Consolidated Financial Statements” under the heading “Share-based compensation.”
(4)	The grant date fair value of each of the option awards indicated was $54,033, as computed in accordance with FAS 123R. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Notes to Consolidated Financial Statements” under the heading “Share-based compensation.”
(5)	Mr. Rota was an employee of DivX during the year ended December 31, 2008 and thus was not eligible to receive compensation in connection with his service on the Board under our Board Compensation Plan. In his capacity as our employee, Mr. Rota was eligible to participate in an option repricing that took place in May 2008. In such repricing, options to purchase 43,750 shares of our common stock held by Mr. Rota were repriced. The incremental fair value, computed as of the reprice date in accordance with FAS 123R was: $60,191.
(6)	Mr. Vieux was not yet a member of our Board as of December 31, 2008.

TRANSACTIONS WITH RELATED PERSONS

Pursuant to its charter, the Audit Committee is charged with reviewing and approving certain related-person transactions, including those that exceed certain dollar thresholds. In considering related-person transactions, the Audit Committee considers the relevant available facts and circumstances, including, but not limited to, (i) the risks, costs and benefits to us, (ii) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, the Audit Committee evaluates whether or not, in light of known circumstances, the transaction is inconsistent with our best interests and those of our stockholders.

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines, settlements and any other amounts he or she may be required to pay in actions, suits or proceedings which he or she is or may be made a party to or threatened to be made a party by reason of his or her position as a director, officer or other agent of us, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Mr. Vashisht-Rota served as our employee from September 2001 through February 2009. From March 2007 to February 2008, Mr. Vashisht-Rota served as our Vice President of Media Experience and from February 2008 until February 2009 Mr. Vashisht-Rota served as our Vice President of Creative, Brand and Community. For 2008 the salary and other compensation paid to Mr. Vashisht-Rota included $305,500 and a grant of options to purchase 50,000 shares of our common stock. In addition, in 2008, Mr. Vashisht-Rota, along with other eligible non-executive employees, participated in an option repricing in which unvested options to purchase 43,750 shares of our common stock held by Mr. Vashisht-Rota were repriced from an exercise price of $17.57 per share to an exercise price of $9.79 per share. In February 2009, Mr. Vashisht-Rota resigned as our employee, but continues to serve on the Board of Directors.

On March 24, 2009, we entered into a Technology Implementer Agreement (“Technology Agreement”) with PacketVideo Corporation (“PacketVideo”). Dr. James Brailean, a director of the Company, is Chief Executive Officer of PacketVideo. Pursuant to the Technology Agreement, we will license certain technology to PacketVideo for incorporation into, and distribution with, PacketVideo’s PVPlayer multimedia software (“Software”), subject to our standard terms and conditions. No royalties, license fees or other amounts are due from either of the parties under the Technology Agreement, although we may enter into a revenue share arrangement with PacketVideo in the future with respect to PacketVideo’s distribution of the Software incorporating our technology.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are DivX stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker. Direct your written request to DivX, Inc., 4780 Eastgate Mall, San Diego, California 92121, Attn: Investor Relations Department or contact our Investor Relations Department at (858) 882-0610. Promptly upon receipt by us of such a request from a stockholder, a separate Notice of Internet Availability of Proxy Materials will be delivered to the requesting stockholder. Stockholders who currently receive multiple copies of the proxy statement or Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at DivX’s 2009 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David J. Richter Secretary

April 15, 2009

DIVX, INC. 4780 EASTGATE MALL SAN DIEGO, CA 92121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by DivX, Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to DivX, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DIVXI1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

DIVX, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTORS NOMINATED BELOW AND “FOR” PROPOSAL 2.
	☐	☐	☐

Vote on Directors

1. ELECTION OF CLASS III DIRECTORS
Nominees:
01) Fred Gerson
02) Jerry Murdock
03) Alex Vieux

Vote on Proposal					For	Against	Abstain

2.   To ratify the selection by the Audit Committee of DivX, Inc.’s (“DivX”) Board of Directors of Ernst & Young LLP as DivX’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

					☐	☐	☐

In their discretion, proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees for director in Proposal 1 and FOR the approval of Proposal 2. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.		Yes ☐	No ☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

DIVX, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS June 3, 2009

The undersigned stockholder(s) of DivX, Inc. hereby appoints Kevin C. Hell and Dan L. Halvorson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of DivX, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders* to be held at 10:00 A.M., Pacific Time on June 3, 2009, in the Deutz Room at the Institute of the Americas, University of California, San Diego Campus, 10111 North Torrey Pines Road, La Jolla, CA 92037, and any adjournment or postponement thereof, and grants to each of them discretionary authority as to any and all other matters that may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:
____________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE *This event is not sponsored by UCSD or by the Institute of the Americas.